Exhibit 99.1

Emeren Group Announces Results of Extraordinary General Meeting

NORWALK, Conn., Dec. 9, 2025 /PRNewswire/ – Emeren Group Ltd (“Emeren” or the “Company”) (www.emeren.com) (NYSE: SOL), a leading global solar project developer, owner, and operator, today announced the results of its extraordinary general meeting (“EGM”) of shareholders held on December 9, 2025. Specifically, the Company's EGM of shareholders approved the following:

1.	The adoption and approval of the Agreement and Plan of Merger dated June 18, 2025, as amended by an amendment agreement dated September 2, 2025 (the "Merger Agreement"), by and among Shurya Vitra Ltd. ("Parent"), Emeren Holdings Ltd. ("Merger Sub") and the Company, and the articles of merger required to be filed with the Registrar of Corporate Affairs of the British Virgin Islands, pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving company (the "Merger"), and the transactions contemplated by the Merger Agreement, including the Merger.

2.	On a non-binding advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise related to the Merger.

As resolutions 1 and 2 were proposed and approved by a quorate meeting, consideration of resolution 3 which would have authorized, if necessary or appropriate, the adjournment of the EGM to solicit additional proxies, was not required.

About Emeren Group Ltd

Emeren Group Ltd (NYSE: SOL), a renewable energy leader, showcases a comprehensive portfolio of solar projects and Independent Power Producer (IPP) assets, complemented by a significant global Battery Energy Storage System (BESS) capacity. Specializing in the entire solar project lifecycle — from development through construction to financing — we excel by leveraging local talent in each market, ensuring our sustainable energy solutions are at the forefront of efficiency and impact. Our commitment to enhancing solar power and energy storage underlines our dedication to innovation, excellence, and environmental responsibility. For more information, go to www.emeren.com.

For investor and media inquiries, please contact:

Emeren Group Ltd - Investor Relations

ir@emeren.com